EXHIBIT 10.4

Mr. Mark Fuller, Chairman and Chief Executive Officer
Chesapeake Government Technologies, Inc.
972 Meyer Point Drive

Potomac, MD 20854

      Re:   Strategic Alliance

Dear Mark:

Further to our recent meeting arid discussions, this memorandum of understanding sets forth the principal areas of our strategic alliance in order to pursue select opportunities jointly. To that end, each of Telescience International, Inc. ("TII") and Chesapeake Government Technologies, Inc. ("Chesapeake") hereby agree as follows:

      1. Chesapeake shall seek to identify and provision certain personnel required by TII for projects on which TII is either the prime contractor or a subcontractor. Chesapeake shall serve as a subcontractor to TII for this purpose.

      2. Chesapeake shall be entitled to a management fee equal to 50% of the net profits (after 10% G&A for 1099 contractors [W-2 employees to be separately negotiated]) each individual personnel contract for which Chesapeake serves as the subcontractor. Chesapeake shall be deemed the subcontractor for each parson identified and recruited by Chesapeake either directly or through Chesapeake's subcontractors.

      3. Telescience shall pay Chesapeake its management fee on the same schedule as which the personnel recruited by Chesapeake are paid (generally every two weeks) by cashier's check, or by wire transfer or ACH to a bank account of Chesapeake's choosing and direction.

      4. TII's personnel needs shall be tracked on Exhibit A hereto and TII shall update its personnel needs as such needs change. Chesapeake shall strive to fulfill such personnel needs on a "best efforts" basis, but shall not be held liable in the event that Chesapeake is not able to fully meet TII's needs.

      5. TII recognizes and agrees that TII shall serve as the "employer" of all personnel recruited by Chesapeake under this Agreement for purposes of federal, state and local withholding, unemployment insurance fees end such other responsibilities as arise from being the employer of record and shall indemnify and hold Chesapeake harmless from any claims made against Chesapeake for any such taxes, fees or costs.

      6. The parties further hereto expressly agree that, during the term hereof and for one (1) year thereafter, neither party shall, and neither parties' directors, officers, employees or agents shall, directly or indirectly, utilize any Confidential Information or other information of the other party obtained through the execution of the terms and conditions of this Agreement to enter into an Agreement to provide memo services outlined in this Agreement.

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We look forward to working together.

                                        Sincerely,


                                        Richard E. Meccarielli
                                        Vice President Technology Division

AGREED TO:

Chesapeake Government Technologies, Inc.

By:
   --------------------------------
   Mark Fuller
   Chairman and Chief Executive Officer